Exhibit 12.1:   Computation of Ratio of Earnings to Fixed Charges

						THREE

						MONTHS

						ENDED

	TWELVE MONTHS ENDED DECEMBER 31,					MARCH 31,

(in thousands, except ratio)	2005	2006	2007	2008	2009	2010

Consolidated pretax income (loss)	$721,051	$567,108	$(420,098)	$(405,764)	$(259,671)	$(14,297)
Share of distributed (income) loss of 50%-or-less-owned affiliates, net of equity pickup	(315)	260	(342)	43,900	(333)	(532)

Amortization of capitalized interest	45,483	48,708	41,689	61,146	54,309	10,841

Interest	66,697	71,955	62,122	47,109	53,728	14,170

Less interest capitalized during the period	(65,959)	(71,750)	(62,024)	(46,889)	(39,127)	(7,354)

Interest portion of rental expense	5,678	7,736	8,911	7,416	4,475	929

EARNINGS (LOSS)	$772,635	$624,017	$(369,742)	$(293,082)	$(186,619)	$3,757

Interest	$66,697	$71,955	$62,122	$47,109	$53,728	$14,170

Interest portion of rental expense	5,678	7,736	8,911	7,416	4,475	929

FIXED CHARGES	$72,375	$79,691	$71,033	$54,525	$58,203	$15,099

SURPLUS/(DEFICIENCY)	$700,260	$544,326	$(440,775)	$(347,607)	$(244,822)	$(11,342)

Ratio of earnings to fixed charges	10.68	7.83	-	-	-	-